Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 3, 2013 and February 28, 2014 on the financial statements of Poplar Forest Outliers Fund, L.P. as of and for the years ended December 31, 2012 and December 31, 2013, respectively, on Form N-1A of Advisors Series Trust.

/s/ Rothstein Kass

Roseland, New Jersey
January 22, 2015